Exhibit 99.1



      APAC Customer Services Announces Second Quarter 2006 Results

            Substantially Improved Bottom-line Performance
            Continued Progress on Strategic Direction
            Strong New Business Opportunity Pipeline


    DEERFIELD, Ill.--(BUSINESS WIRE)--July 26, 2006--APAC Customer Services, Inc. (Nasdaq: APAC), a leading provider of customer care services and solutions, today reported financial results for its second fiscal quarter ended July 2, 2006.
    The company reported a 2006 second quarter net loss of $0.8 million, or $0.02 per share, compared to a net loss of $5.0 million, or $0.10 per share, on revenue of $58.2 million in both the current and prior year quarters. The improved results are due to higher gross profit, reduced SG&A expenses, and lower restructuring charges, partially offset by a lower income tax benefit. Excluding revenue from the exited outbound customer acquisition business from second quarter 2005 results, revenue increased $11.9 million or 26% over the prior year quarter. This increase was due to growth in business from the company's healthcare vertical, both domestically and offshore.
    Gross profit for the second quarter of 2006 increased dramatically to $7.3 million from the prior year's second quarter gross profit of $2.8 million. Gross profit margins were 12.5% and 4.9% for the second quarter of 2006 and 2005, respectively. The margin improvement reflects the benefits of improved client mix and reductions in call center overhead.
    "During the second quarter we made solid progress against our 2006 strategic objectives of improving the operational efficiency of our domestic business and expanding our offshore capacity," said Bob Keller, Chief Executive Officer of APAC Customer Services. "In order to improve our operational efficiency, we closed one site and announced our intention to shut down three additional sites, all of which will close during the third quarter. Combined, these actions will reduce our domestic capacity by slightly more than 1,000 seats.
    "Last week we opened our relocated Green Bay customer care center, a new facility that will serve as the model for our future domestic operations. In addition, we continue to expand our new atHOME(TM) service by launching several additional new programs.
    "In June, we further expanded our offshore capacity, opening our second facility in the Philippines. This brings our total off-shore capacity to more than 1,650 seats, all of which have been committed to by customers. We are in the process of training the staff and expect to bring the second center into full production later this year. Construction recently began on our third leased facility in the Philippines, which will ultimately include an additional 2,000 seats."
    The Company's net debt was $13.5 million at the end of the second quarter of 2006, up from $9.4 million at the end of the first quarter due to increases in days sales outstanding (DSO) and capital expenditures. Capital expenditures in the second quarter were $5.9 million, consisting primarily of costs associated with the completion of the company's second site in the Philippines and the build-out of its relocated Green Bay, Wisconsin facility ($2.1 million of which represented reimbursable leasehold improvements). This compares to capital expenditures of $2.1 million in the first quarter ($1.1 million of which represented reimbursable leasehold improvements).
    Second quarter adjusted EBITDA improved $5.6 million to $2.4 million from a negative $3.2 million in the second quarter of 2005, and adjusted free cash flow improved $4.5 million to a negative $1.4 million from the prior year's second quarter negative $5.9 million, reflecting improvements since the company's July 2005 restructuring.
    Mr. Keller added, "Looking ahead to the second half of the year, we remain on track to achieve $230 million in revenue for the year with a robust sales pipeline of new business opportunities, particularly in the publishing and health care sectors. The response of our clients to our offshore offering - which generates lower revenue rates but higher margins - continues to be excellent. The progress we made in the second quarter, combined with new business growth, gives us confidence that we will achieve our goal of becoming profitable for the fourth quarter of 2006."
    APAC's senior management will hold a conference call to discuss financial results at 10:00 a.m. CT (11:00 ET) on Thursday, July 27, 2006.

    About the Conference Call

    The conference call will be available live at the Investor Relations section of APAC Customer Services' website, http://www.apaccustomerservices.com. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software (RealPlayer or Windows Media Player).
    A replay of the webcast will be accessible through the Company's website for 7 days following the live event. For those unable to listen to the call via the Internet, a replay of the call will be available until 11:00 p.m. CT (12:00 ET) on Wednesday, August 2, 2006, by dialing (888) 203-1112 or (719) 457-0820 for international participants. The confirmation number for the replay is 4260102.

    About APAC Customer Services, Inc.

    APAC Customer Services, Inc. (Nasdaq: APAC) is a leading provider of customer care services and solutions for market leaders in healthcare, financial services, publishing, business services, travel and entertainment, and communications. APAC partners with its clients to deliver custom solutions that enhance bottom line performance. For more information, call 1-800-OUTSOURCE. APAC's comprehensive web site is at http://www.apaccustomerservices.com.

    Forward Looking Statements

    This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements include expressed expectations, estimates and projections of future events and financial performance and the assumptions on which these expressed expectations, estimates and projections are based. Statements that are not historical facts, including statements about the beliefs and expectations of the Company and its management are forward-looking statements. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events, and they are subject to known and unknown risks and uncertainties and other factors that can cause actual events and results to differ materially from historical results and those projected. Such statements are based upon the current beliefs and expectations of the Company's management. The Company intends its forward-looking statements to speak only as of the date on which they were made. The Company expressly undertakes no obligation to update or revise any forward-looking statements as a result of changed assumptions, new information, future events or otherwise.
    The following factors, among others, could cause actual results to differ from historical results or those expressed or implied in the forward-looking statements: revenue is generated from a limited number of clients; terms of our client contracts; success of the Company's business turnaround; availability of cash flows from operations and borrowing availability under the Company's loan agreement; ability to effectively manage customer care center capacity; ability to conduct business internationally, including managing foreign currency exchange risks; ability to attract and retain qualified employees; fluctuations in revenue associated with the Company's Medicare Part D enrollment and customer care programs; and the closing of customer care centers and the reduction in the number of employees.
    Other reasons that may cause actual results to differ from historical results or those expressed or implied in the forward-looking statements can be found in the Company's Annual Report on Form 10-K for the year ended January 1, 2006 and its subsequent filing on Form 10-Q for the fiscal quarter ended April 2, 2006. These filings are available on a web site maintained by the SEC at http://www.sec.gov.

    About Non-GAAP Financial Measures

    To supplement the Company's consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company uses the following measures defined as non-GAAP financial measures by the SEC: EBITDA, adjusted EBITDA, adjusted operating income, free cash flow and adjusted free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. More information on these non-GAAP financial measures can be found in the Company's Annual Report on Form 10-K for the year ended January 1, 2006 and its subsequent filing on Form 10-Q for the fiscal quarter ended April 2, 2006.
    The Company expects to use consistent methods for computation of non-GAAP financial measures. Its calculations of non-GAAP financial measures may not be consistent with calculations of similar measures used by other companies. The accompanying notes to selected financial and statistical data have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

             APAC Customer Services, Inc. and Subsidiaries
                 Consolidated Statements of Operations
           (Dollars in thousands, except for per share data)
                               Unaudited


                  Thirteen Weeks Ended *     Twenty Six Weeks Ended *
                 ------------------------- ---------------------------

                                     Fav                         Fav
                  July 2,  July 3, (Unfav)  July 2,   July 3,  (Unfav)
                   2006     2005      %      2006      2005       %
                 -------- -------- ------- --------- --------- -------

Net revenue      $58,236  $58,159       0% $118,959  $123,833     (4%)
  Cost of
   services       50,950   55,335       8%  104,022   114,309       9%
                 -------- -------- ------- --------- --------- -------
Gross profit       7,286    2,824     158%   14,937     9,524      57%

Operating expenses:
  Selling,
   general and
   administrative
   expenses        7,907    9,111      13%   15,972    18,972      16%
  Restructuring
   and other
   charges           384      860      55%      371     1,137      67%
  Asset
   impairment
   charges             -      124     100%        -       124     100%
                 -------- -------- ------- --------- --------- -------
     Total
      operating
      expenses     8,291   10,095      18%   16,343    20,233      19%
                 -------- -------- ------- --------- --------- -------

Operating Loss    (1,005)  (7,271)     86%   (1,406)  (10,709)     87%

  Other expense
   (income)           34      (22)  (255%)        6       (62)  (110%)
  Interest
   expense           442      479       8%      898       701    (28%)
                 -------- -------- ------- --------- --------- -------

Loss before
 income taxes     (1,481)  (7,728)     81%   (2,310)  (11,348)     80%

  Income tax
   expense
   (benefit)        (688)  (2,715)   (75%)     (776)   (3,953)   (80%)
                 -------- -------- ------- --------- --------- -------

Net loss           $(793) $(5,013)     84%  $(1,534)  $(7,395)     79%
                 ======== ======== ======= ========= ========= =======


Net Loss per share:

    Basic         $(0.02)  $(0.10)     84%   $(0.03)   $(0.15)     79%
                 ======== ======== ======= ========= ========= =======
    Diluted       $(0.02)  $(0.10)     84%   $(0.03)   $(0.15)     79%
                 ======== ======== ======= ========= ========= =======

Weighted average
 number of shares
 outstanding:
    Basic         49,455   49,455            49,455    49,455
                 ======== ========         ========= =========
    Diluted       49,455   49,455            49,455    49,455
                 ======== ========         ========= =========

* We operate on a 13 week fiscal quarter that ends on the Sunday closest to June 30th.




             APAC Customer Services, Inc. and Subsidiaries
                 Consolidated Condensed Balance Sheets
                        (Dollars in thousands)
                               Unaudited


                                                   July 2,   January 1
                      Assets                        2006 *    2006 **
                      ------                       --------- ---------

Current Assets:
   Cash and cash equivalents                           $516      $960
   Accounts receivable                               41,572    37,592
   Other current assets                              10,023     9,248
                                                   --------- ---------
       Total current assets                          52,111    47,800

Property and Equipment, net                          25,409    22,233

Goodwill and Intangibles, net and Other Assets       39,169    41,017

                                                   --------- ---------

  Total assets                                     $116,689  $111,050
                                                   ========= =========

       Liabilities and Shareholders' Equity
       ------------------------------------

Current Liabilities:
   Short-term debt                                  $13,978   $11,971

   Accounts payable and other accrued liabilities    49,334    44,211
                                                   --------- ---------
        Total current liabilities                    63,312    56,182
                                                   --------- ---------

Other Liabilities                                     2,356     2,994

Commitments and contingencies                             -         -

Total shareholders' equity                           51,021    51,874
                                                   --------- ---------

  Total liabilities and shareholders' equity       $116,689  $111,050
                                                   ========= =========

* We operate on a 13 week fiscal quarter that ends on the Sunday closest to June 30th.

** We operate on a 52/53 week fiscal year that ends on the Sunday closest to December 31st.




             APAC Customer Services, Inc. and Subsidiaries
            Consolidated Condensed Statements of Cash Flows
                        (Dollars in thousands)
                               Unaudited

                                                     Twenty Six Weeks
                                                          Ended *
                                                     -----------------
                                                      July 2,  July 3,
                                                       2006     2005
                                                     -------- --------

Operating activities:
   Net loss                                          $(1,534) $(7,395)
   Depreciation and amortization                       6,045    5,950
   Non-cash restructuring                                371       22
   Asset impairment charges                                -      124
   Deferred income taxes                                (818)  (4,235)
   Stock compensation expense                            754        -
   Changes in operating assets and liabilities        (2,398)   7,237
                                                     -------- --------
          Net cash provided by operating activities    2,420    1,703

Investing activities:
   Purchases of property and equipment, net of
    disposals                                         (4,745)  (5,307)
                                                     -------- --------
        Net cash used in investing activities         (4,745)  (5,307)

Financing activities:
   Borrowings under revolving credit facility, net     2,007    4,882
   Payments on long-term debt                              -     (207)
   Financing fees                                          -     (477)
   Stock option and warrant transactions                   4        -
                                                     -------- --------
     Net cash provided by financing activities         2,011    4,198
                                                     -------- --------

Effect of exchange rate changes on cash                 (130)       -

Net change in cash and cash equivalents                 (444)     594
Cash and Cash Equivalents:
   Beginning of year                                     960      271
                                                     -------- --------

   End of year                                          $516     $865
                                                     ======== ========

Supplemental Disclosure:

Leasehold Improvements provided by landlord           $3,250       $-
Cash paid during the period for income taxes             $21       $6
Cash paid during the period for interest                $694     $731

* We operate on a 13 week fiscal quarter that ends on the Sunday closest to June 30th.




             APAC Customer Services, Inc. and Subsidiaries
            Selected Financial and Statistical Information
           (Dollars in thousands, except for per share data)
                               Unaudited


                Thirteen Weeks Ended (1)   Twenty Six Weeks Ended (1)
               -------------------------- ----------------------------

                                   Fav                           Fav
                July 2,  July 3, (Unfav)   July 2,   July 3,   (Unfav)
                 2006     2005      %       2006      2005        %
               -------- -------- -------- --------- --------- --------

Selected
 Financial
 Information:

Net revenue    $58,236  $58,159        0% $118,959  $123,833      (4%)

Net loss          (793)  (5,013)      84%   (1,534)   (7,395)      79%

EBITDA (2)       1,991   (4,170)     148%    4,633    (4,697)     199%

Adjusted
 EBITDA (2)      2,375   (3,186)     175%    5,004    (3,436)     246%

Adjusted
 Operating
 Loss (3)         (621)  (6,287)      90%   (1,035)   (9,448)      89%

Free Cash
 Flow (4)       (1,814)  (6,893)      74%     (112)  (10,004)      99%

Adjusted Free
 Cash Flow (4)  (1,430)  (5,909)      76%      259    (8,743)     103%


Statistical
 Information:

Number of
 Customer Care
 Centers            13       22     (41%)       13        22     (41%)

End of Period
 No. of Seats    6,582    7,400     (11%)    6,582     7,400     (11%)

Weighted
 Average No. of
 Seats           6,632    6,980      (5%)    6,598     6,918      (5%)

Annualized
 Revenue per
 Weighted
 Average No. of
 Seats         $35,124  $33,328        5%  $36,059   $35,800        1%


See attached Notes to Selected Financial and Statistical Information




Notes to Selected Financial and Statistical Information

(1) We operate on a 13 week fiscal quarter that ends on the Sunday closest to June 30.

(2) We define EBITDA as net income (loss) plus the provision (benefit) for income taxes, depreciation and amortization, and interest expense. We define adjusted EBITDA as EBITDA plus restructuring and other charges and asset impairment charges.

    EBITDA and adjusted EBITDA can be reconciled to net income (loss), which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows:

                                        For the           For the
                                     Thirteen Weeks   Twenty Six Weeks
                                         Ended             Ended
                                    July 2, July 3,   July 2,  July 3,
                                     2006    2005      2006     2005
                                    ---------------- -----------------
Net loss                             ($793) ($5,013) ($1,534) ($7,395)
                                    ================ =================
Interest expense                       442      479      898      701
Provision (benefit) for income taxes  (688)  (2,715)    (776)  (3,953)
Depreciation and amortization        3,030    3,079    6,045    5,950
                                    ---------------- -----------------
EBITDA                              $1,991  ($4,170)  $4,633  ($4,697)
                                    ================ =================
Restructuring and other charges
 (benefits)                            384      860      371    1,137
Asset impairment charges                 -      124        -      124
                                    ---------------- -----------------
Adjusted EBITDA                     $2,375  ($3,186)  $5,004  ($3,436)
                                    ================ =================



(3) We define adjusted operating income (loss) as operating income
    (loss) less restructuring and other charges (benefits) and asset impairment charges.

    Adjusted operating income (loss) can be reconciled to operating income (loss), which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows:

                                        For the           For the
                                     Thirteen Weeks   Twenty Six Weeks
                                         Ended             Ended
                                    July 2, July 3,   July 2,  July 3,
                                     2006    2005      2006     2005
                                    ---------------- -----------------
Operating loss                     ($1,005) ($7,271) ($1,406)($10,709)
                                    ================ =================
Restructuring and other charges
 (benefits)                            384      860      371    1,137
Asset impairment charges                 -      124        -      124
                                    ---------------- -----------------
Adjusted operating loss              ($621) ($6,287) ($1,035) ($9,448)
                                    ================ =================



(4) We define free cash flow as EBITDA less net capital expenditures and adjusted free cash flow as free cash flow less restructuring and other charges (benefits) and asset impairment charges.



                                        For the           For the
                                     Thirteen Weeks   Twenty Six Weeks
                                         Ended             Ended
                                    July 2, July 3,   July 2,  July 3,
                                     2006    2005      2006     2005
                                    ---------------- -----------------
EBITDA                              $1,991  ($4,170) $4,633   ($4,697)
Capital expenditures                (5,935)  (2,723) (7,995)   (5,307)
  Tenant improvements provided by
   landlord                          2,130        -   3,250         -
                                    ---------------- -----------------
Free Cash Flow                     ($1,814) ($6,893)  ($112) ($10,004)
                                    ================ =================
Restructuring and other charges
 (benefits)                            384      860     371     1,137

Asset impairment charges                 -      124       -       124
                                    ---------------- -----------------
Adjusted Free Cash Flow             ($1,430)($5,909)   $259   ($8,743)
                                    ================ =================


    Free cash flow and adjusted free cash flow can be reconciled to the net cash provided by (used in) operating activities, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows:


                                        For the           For the
                                     Thirteen Weeks   Twenty Six Weeks
                                         Ended             Ended
                                    July 2, July 3,   July 2,  July 3,
                                     2006    2005      2006     2005
                                    ---------------- -----------------

Net cash provided by (used in)
 operating activities                ($125)  $4,478  $2,420    $1,703
                                    ================ =================

Purchase of property and equipment (3,805) (2,723) (4,745) (5,307) Provision (benefit) for income
 taxes                                (688)  (2,715)   (776)   (3,953)
Interest expense                       442      479     898       701
Changes in operating assets and
 liabilities                         2,576   (8,681)  2,398    (7,237)
Asset impairment charges                 -     (124)      -      (124)
Increase in deferred income taxes      564    2,400     818     4,235
Stock compensation expense            (394)       -    (754)        -
Non-cash restructuring                (384)      (7)   (371)      (22)
                                    ---------------- -----------------
Free Cash Flow                     ($1,814) ($6,893)  ($112) ($10,004)
                                    ================ =================
Restructuring and other charges
 (benefits)                            384      860     371     1,137
Asset impairment charges                 -      124       -       124
                                    ---------------- -----------------
Adjusted Free Cash Flow            ($1,430) ($5,909)   $259   ($8,743)
                                    ================ =================


    CONTACT: APAC Customer Services, Inc.
             George H. Hepburn III, 847-374-4995
             GHHepburn@apacmail.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates
             Jody Burfening / Harriet Fried, 212-838-3777
             HFried@lhai.com